Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-290253
February 20, 2026
Robinhood Ventures Fund I
This free writing prospectus relates to the Registration Statement on Form N-2 (File No. 333-290253) (the “Registration Statement”) that Robinhood Ventures Fund I (the “Fund”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the initial public offering (the “Offering”) of its common shares of beneficial interest (the “Common Shares”).
On February 19, 2026, an email attached as Appendix A was sent to a potential investor.
You should not consider the statements in the communication attached as Appendix A in making your investment decision with respect to the Offering, including, in particular:
•The statement that the Fund allows investors access to the best in class frontier technology companies. As disclosed in the Registration Statement, the Fund seeks to invest in private companies that, in the view of Robinhood Ventures DE LLC (the “Adviser”), are “best-in-class” growing companies at the frontiers of their respective sectors and industries. The Adviser considers a “best-in-class” company to be a company within the Fund’s investable universe that the Adviser believes has one or more competitive advantages relative to other companies in its sector, and the Adviser may consider more than one company within a single competitive sector to be “best-in-class.”
•The statement regarding the Fund’s existing portfolio of companies. As disclosed in the Registration Statement, the Fund has entered into a binding agreement to purchase shares of Stripe Global Holdings Inc., but this investment is not expected to close until after the closing of the Fund’s initial public offering, and is subject to the satisfaction of closing conditions.
•The characterization of the Fund’s fee structure as “low fees.” While the Fund believes that its fee structure is competitive, the Fund disclaims the characterization of “low fees” as a determination for the investor.
The Fund has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of Fund before investing. This filing shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
This filing contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this filing are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue,” or the negative of these words or other similar terms or expressions that concern the Fund’s expectations, strategy, plans or intentions. Forward-looking statements contained in this filing include, but are not limited to, statements about the Fund’s investment objectives and portfolio companies. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in these forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. The Fund undertakes no obligation to update any forward-looking statements for any reason after the date of this filing to conform these statements to actual results or to changes in expectations, except as required by law.
***
Appendix A
As you have heard, we are launching Robinhood Ventures Fund I.  We are in the market currently with the IPO roadshow underway this week and early next week
This a public market fund that will allow retail, HNW, and institutional investors access to the best in class frontier technology companies
The existing portfolio of companies we've invested in now public and includes; Databricks, Mercor, Ramp Oura, Airwallex, Boom Aerospace, Revolut, and Stripe
The benefits of the fund are;
1. Daily liquidity - its exchange traded
2. No accreditation needed - given it's open to all
3. Low Fees - 1% for first 6 months, and 2% thereafter
4. No Carry - all profits go back to the shareholders
Timing - fund is currently taking orders from Goldman Sachs and via the Robinhood App, and books will close next Tue/Wed
Size - we said in the prospectus we are targeting raising $1B

Opportunity - if you or the team are open, we are happy to do a personalized call with from myself (CFO of Robinhood) and Sarah (Portfolio Manager / Head of Robinhood Ventures)
If you're available and interested today or tomorrow, let us know and happy to connect.  Below are also some materials on the Fund.
•fund site
•livestream
•prospectus
3